Sub-Item 77C
Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders of the Fund (the "Meeting") was held on September 24, 2010 pursuant to notice given to all shareholders of record at the close of business on August 4, 2010. At the Meeting, the shareholders were asked to approve the election of eight directors and to ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending December 31, 2010.

Information regarding shares voted for and against the matter before the Meeting follows:

To elect eight Directors to serve for the ensuing year:

NOMINEE:                         FOR:               WITHHELD:
Jonathan D. Beard            4,627,702.473        133,879.476
Susan Hickey                 4,647,921.124        111,818.825
Jeffrey E. Perlman           4,634,128.031        125,611.918
Preston V. Pumphrey          4,626,625.919        133,114.030
Sharon Reier                 4,647,300.817        112,439.132
Murray D. Rosenblith         4,636,089.315        123,650.634
David J. Schoenwald          4,595,510.142        166,071.807
Maurice L. Schoenwald        4,599,864.436        161,717.513



To ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm:

MATTER:                                FOR:              AGAINST:
To ratify the selection           4,537,348.391        106,471.697
of BBD, LLP as the Fund's
independent registered public
accounting firm for its fiscal
year ending December 31, 2010.